Exhibit 99.3

CIFC DEERFIELD CORP.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

CIFC Deerfield Corp. (the “Company,” formerly known as Deerfield Capital Corp.), CIFC Parent Holdings LLC (“CIFC Parent”) and Commercial Industrial Finance Corp. (“CIFC”) entered into the Agreement and Plan of Merger, dated as of December 21, 2010, (as amended from time to time, the “Merger Agreement”) pursuant to which the Company completed the transactions (the “Merger”) contemplated in the Merger Agreement on April 13, 2011 (the “Closing Date”).

The following unaudited pro forma combined financial statements as of December 31, 2010, and for the year then ended reflect all pro forma adjustments related to the Merger Agreement and are based upon the December 31, 2010 audited financial statements of the Company and of CIFC and the related notes thereto. The unaudited pro forma amounts have been developed from and should be read in conjunction with (1)  the audited consolidated financial statements for the year ended December 31, 2010 and notes thereto of the Company included in the Company’s 2010 Annual Report, (2) the audited consolidated financial statements for the year ended December 31, 2010 and notes thereto of CIFC included with this filing and, (3) the unaudited pro forma combined statement of operations which reflects the Company’s acquisition of CNCIM and several other strategic transactions which occurred during 2010 (collectively, the “Transactions”), included with this filing. This pro forma combined statement of operations is the basis of the pro forma combined statement of operations presented herein.

The unaudited pro forma combined financial statements are prepared using the purchase method of accounting, with the Company treated as the acquirer. The Company was determined to be the acquirer for accounting purposes as it gained control of CIFC, as well as other qualitative factors.

The unaudited pro forma combined statement of operations for the year ended December 31, 2010 gives effect to the Merger as if it had occurred on January 1, 2010. The unaudited pro forma combined balance sheet at December 31, 2010 gives effect to the Merger as if it had occurred on December 31, 2010. The unaudited pro forma combined balance sheet as of December 31, 2010 and the unaudited pro forma combined statement of operations for the year ended December 31, 2010 give effect to the adoption on January 1, 2010 of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810—Consolidation (“ASC Topic 810”), as amended by Accounting Standards Update (“ASU”) 2009-17 (“ASU 2009-17”). ASU 2009-17 provides a new framework for determining whether an entity should be considered a VIE and evaluated for consolidation. Pursuant to this guidance, effective January 1, 2010 the Company and CIFC were both required to consolidate collateralized loan obligations (“CLOs”) which they had not historically been required to consolidate.

The Company has not completed all of the detailed valuation studies necessary to arrive at the required estimates of the fair value of the CIFC assets acquired and the CIFC liabilities assumed and the related allocations of purchase price. As indicated in the notes to the unaudited pro forma combined financial statements, the Company has made certain estimates of the fair values necessary to prepare these unaudited pro forma combined financial statements. The excess of the purchase price over the historical net assets of CIFC, as adjusted to reflect estimated fair values, will be allocated among goodwill and finite-lived intangible assets.

On December 1, 2010, CIFC acquired CypressTree Investment, LLC (“CypressTree”) an asset manager that manages and sub-advises seven CLOs and two other funds. The Company has determined that the omission of the CypressTree financial information from the unaudited pro forma combined statement of operations prior to the acquisition does not render the financial statements substantially incomplete or misleading. See Note 1 of the notes to the unaudited pro forma combined financial statements for information about CypressTree.

The unaudited pro forma combined financial statements are provided for illustration purposes only and do not purport to represent what the actual combined results of operations or financial position of the Company would have been had the Transactions occurred at the beginning of the period presented or on the date indicated, nor are they necessarily indicative of future operating results or financial position.

The unaudited pro forma combined financial statements include estimates for potential adjustments for events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company’s results. Accordingly, these unaudited pro forma combined financial statements do not reflect management’s estimate of compensation and benefit cost savings resulting from the combined labor force synergies of the acquisition. Additionally, costs related to the CIFC Board of Directors, professional fees related to the separate audit and tax work of CIFC and certain direct costs related to reduced staffing levels have not been reflected.

The pro forma adjustments are described in the accompanying notes. Actual results may differ from the unaudited pro forma combined financial statements as the Company undergoes additional studies necessary to evaluate, among other things, the purchase price allocation, the impact of the Ownership Change of CIFC as defined in Section 382 of the Code, and the Company’s and CIFC’s conformance to critical accounting policies. There can be no assurance that such evaluation will not result in a material change.

CIFC DEERFIELD CORP.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

DECEMBER 31, 2010

(DOLLARS IN THOUSANDS)

	Historical		Pro Forma
					DFR/CIFC
	DFR	CIFC	Merger	Note	Combined
ASSETS
Cash and cash equivalents	$50,106	$7,049	$(9,727)	3.1	$44,684
			(2,744)	3.4
Due from brokers	5,738	—	—		5,738
Restricted cash and cash equivalents	24,028	134	—		24,162
Investments and derivative assets at fair value	272,165	—	—		272,165
Other investments	637	—	—		637
Loans, net of allowance for loan losses of $9,676	237,690	—	—		237,690
Receivables	9,149	605	—		9,754
Prepaid and other assets	9,760	372	—		10,132
Deferred tax asset, net	68,843	12,214	—		81,057
Equipment and improvements, net	1,921	348	—		2,269
Intangible assets, net	23,369	17,979	49,840	3.2	73,209
			(17,979)	3.4
Goodwill	11,323	1,232	47,650	3.3	58,973
Assets held in Consolidated Investment Products:			(1,232)	3.4
Due from brokers	37,589	31,239	—		68,828
Restricted cash and cash equivalents	306,667	489,495	—		796,162
Loans, net of allowance for loan losses of $10,002	—	513,448	—		513,448
Investments and derivative assets at fair value	3,815,580	4,160,941	—		7,976,521
Receivables	18,257	15,313	—		33,570
Prepaid and other assets	—	11,433	—		11,433
Total assets held in Consolidated Investment Products	4,178,093	5,221,869	—		9,399,962
TOTAL ASSETS	$4,892,822	$5,261,802	$65,808		$10,220,432

LIABILITIES
Repurchase agreements	$246,921	$—	—		$246,921
Due to brokers	11,544	—	—		11,544
Derivative liabilities	11,155	—	—		11,155
Accrued and other liabilities	12,880	8,975	2,682	3.6	21,243
			(3,294)	3.4
Deferred purchase payments	4,654	—	4,571	3.1	9,225
Contingent liabilities	—	19,397	19,793	3.1	40,080
			20,287	3.4
			(19,397)	3.4
Long-term debt	342,478	—	—		342,478
Liabilities held in Consolidated Investment Products:
Due to brokers	166,202	209,451	—		375,653
Derivative liabilities	2,728	—	—		2,728
Accrued and other liabilities	5,371	5,814	—		11,185
Long-term debt	—	584,042	—		584,042
Long-term debt at fair value	3,663,337	4,256,066	—		7,919,403
Total liabilities held in Consolidated Investment Products	3,837,638	5,055,373	—		8,893,011
TOTAL LIABILITIES	4,467,270	5,083,745	24,642		9,575,657

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—		—
Common stock	11	—	9	3.1	20
Additional paid-in capital	886,890	48,192	55,900	3.1	941,640
			(1,150)	3.6
			(48,192)	3.4
Accumulated other comprehensive loss	(12)	—			(12)
Accumulated deficit	(791,234)	(31,933)	(2,032)	3.6	(793,266)
			31,933	3.4
Notes receivable	—	(819)	819	3.4	—
Appropriated retained earnings of Consolidated Investment Products	329,897	162,617	166,496	3.4	496,393
			(162,617)	3.4
TOTAL EQUITY	425,552	178,057	41,166		644,775

TOTAL LIABILITIES AND EQUITY	$4,892,822	$5,261,802	$65,808		$10,220,432

See notes to the unaudited pro forma combined financial statements.

CIFC DEERFIELD CORP.

UNAUDITED PRO FORMA COMBINED STATEMENT OF
OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2010

(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Pro Forma	Historical	Pro Forma
	DFR/CNCIM				DFR/CIFC
	Combined	CIFC	Merger	Note	Combined
REVENUES
Net interest income:
Interest income	$192,740	$145,565	—		$338,305
Interest expense	45,175	102,217	—		147,392
Net interest income	147,565	43,348	—		190,913
Provision for loan losses	8,190	3,604	—		11,794
Net interest income after provision for loan losses	139,375	39,744	—		179,119
Investment advisory fees	12,002	306	—		12,308
Total net revenues	151,377	40,050	—		191,427

EXPENSES
Compensation and benefits	15,302	10,071	—		25,373
Professional services	7,345	2,998	—		10,343
Insurance expense	2,992	277	—		3,269
Other general and administrative expenses	6,057	5,137	—		11,194
Depreciation and amortization	13,576	579	11,837	3.2	25,766
			(226)	3.5
Occupancy	1,668	904	—		2,572
Impairment of intangible assets	2,566	—	—		2,566
Total expenses	49,506	19,966	11,611		81,083

OTHER INCOME (EXPENSE) AND GAIN (LOSS)
Net gain (loss) on investments, loans, derivatives and liabilities	(204,620)	(104,507)	—		(309,127)
Strategic transactions expenses	(2,633)	—	—		(2,633)
Other, net	331	49	—		380
Net other income (expense) and gain (loss)	(206,922)	(104,458)	—		(311,380)

Loss before income tax expense	(105,051)	(84,374)	(11,611)		(201,036)
Income tax expense (benefit)	(65,680)	3,471	—	3.7	(62,209)
Net loss	(39,371)	(87,845)	(11,611)		(138,827)
Net loss attributable to noncontrolling interest and Consolidated Investment Products	114,162	90,483	—		204,645
Net income attributable to CIFC Deerfield Corp.	$74,791	$2,638	$(11,611)		$65,818

Earnings per share -
Basic	$6.58				$3.22
Diluted	$5.28				$2.97

Weighted - average number of shares outstanding -
Basic	11,359,038		9,090,909	3.8	20,449,947
Diluted	15,551,537		9,090,909	3.8	24,642,446

See notes to the unaudited pro forma combined financial statements.

CIFC DEERFIELD CORP.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

The unaudited pro forma combined financial statements give effect to the Merger as if it had been completed on January 1, 2010 for statement of operations purposes and on December 31, 2010 for balance sheet purposes. The Merger is accounted for as a purchase business combination, with the Company treated as the legal and accounting acquirer. The unaudited pro forma combined statement of operations should be read in conjunction with the unaudited pro forma combined statement of operations which reflects the Company’s acquisition of CNCIM and several other strategic transactions which occurred during 2010, which is included in this filing. This unaudited pro forma combined statement of operations is the basis of the unaudited pro forma combined statement of operations presented herein.

The unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated as of the beginning of the period or as of the date for which the pro forma data is presented, nor is it necessarily indicative of future operating results or financial position of the Company.

The Company’s purchase price for CIFC has been allocated to the assets acquired and the liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the Merger. Definitive allocations are in process and will be finalized in the near term. Accordingly, the purchase price allocation pro forma adjustments are preliminary, have been made solely for the purpose of providing unaudited pro forma combined financial data and are subject to revision based on a final determination of fair value.

As of December 31, 2009, the latest fiscal year for which income tax returns have been filed, CIFC had NOLs of approximately $30.9 million, which will begin to expire in 2028 if not used. The Merger resulted in an Ownership Change as defined in Sections 382 and 383 of the Code. As a result of the occurrence of the Ownership Change, the Company’s ability to use CIFC’s remaining NOLs to reduce its taxable income in a future year will generally be limited to an annual amount equal to, among other possible limits, a percentage of the fair market value of CIFC immediately prior to the Ownership Change.

The unaudited pro forma combined statement of operations does not include the financial information of CypressTree prior to December 1, 2010, the date CypressTree was acquired by CIFC. The purchase price of CypressTree is based on future investment advisory fees of each of the CypressTree CLOs and consists of payments of a portion of such fees earned in 2011, and possibly 2012 and 2013, followed by a final payment, contingent on the continuation of management, based on the net present value of the then projected future investment advisory fees. The Company determined that the omission of the CypressTree financial information prior to the acquisition date did not result in the Company’s unaudited pro forma combined statement of operations being either substantially incomplete or misleading. At December 1, 2010, CypressTree managed seven CLOs and two other funds in aggregate totaling AUM of approximately $2.6 billion. CIFC management has analyzed each of these CLOs and determined that five are to be consolidated as required by ASU 2009-17, which became effective on January 1, 2010. However,  the consolidation of these CLOs does not affect the net income attributable to CIFC Deerfield Corp. and would not have affected the net income attributable to CIFC Deerfield Corp. even if they had been included for the entire period presented herein.

In preparation of these unaudited pro forma combined financial statements, management evaluated whether there are any differences in the accounting principles of the Company and CIFC. As a result of this evaluation, management has concluded that there are no significant differences in the accounting policies of the Company and CIFC.

Note 2—Purchase Price of CIFC

For the purpose of preparing the accompanying unaudited pro forma combined balance sheet as of December 31, 2010, the purchase price was calculated as follows:

	(In thousands, except share and per share information)
Shares issued	9,090,909
Multiplied by Closing Date share price	$6.15	(1)
Value of shares	$55,909
Cash	6,805	(2)
Certain acquisition-related expenses of seller paid by the Company	2,422	(3)
Fair value of fixed deferred payments to the seller	4,571	(4)
Fair value of contingent deferred payments to the seller	19,793	(5)
Total purchase consideration	$89,500

(1)                                Represents the closing price of the Company’s Common Stock on the Closing Date.

(2)                                Represents cash consideration paid on the Closing Date.  Includes $4.3 million in cash (subject to certain adjustments) as consideration for the estimated Closing Date cash balance at CIFC and a $2.5 million installment cash payment.

(3)                                Represents estimated out-of pocket costs and expenses incurred by CIFC and CIFC Parent in connection with the Merger to be paid by the Company.  This excludes $0.5 million of estimated out-of-pocket costs and expenses expected to be charged to additional paid-in capital.

(4)                               Represents the fair value of fixed deferred payments to CIFC Parent per the Merger Agreement. These payments total $5.0 million and are to be paid in two equal annual installments of $2.5 million, with the first payment being made on the first anniversary of the Closing Date, The $2.5 million payments are not contingent on any performance, but rather are due as a result of the passage of time and were discounted to arrive at an estimated fair value.

(5)                                Represents the fair value of contingent deferred payments to CIFC Parent per the Merger Agreement. The payments are to be paid as follows: (i) the first $15.0 million of performance fees received by the combined company from certain CLOs currently managed by CIFC, (ii) 50% of any performance fees in excess of $15.0 million in aggregate received by the combined company over the next ten years from certain CLOs currently managed by CIFC and (iii) payments relating to the present value of any such performance fees from certain CLOs currently managed by CIFC that remain payable to the combined company after the tenth anniversary of the Closing Date. The performance fee payments were based on financial projections and were discounted to arrive at an estimated fair value.

The following is a summary of the preliminary allocation of the above purchase price as reflected in the unaudited pro forma combined balance sheet as of December 31, 2010:

(In thousands)
Cash and cash equivalents	$4,305
Restricted cash and cash equivalents	134
Receivables	605
Prepaid and other assets	372
Equipment and improvements, net	348
Deferred tax assets	12,214
Identifiable intangible assets	49,840
Goodwill	47,650
Accrued and other liabilities	(5,681)
Contingent liabilities	(20,287)
$89,500

See Note 3.2 for a discussion of the methods used to determine the fair value of CIFC’s identifiable intangible assets.

Note 3—Pro Forma Adjustments

3.1                               To reflect the acquisition of CIFC through the issuance of 9,090,090 shares of Common Stock, the $9.7 million Closing Date cash payment and the fair value of deferred payments to CIFC Parent. The Closing Date cash payment includes consideration for the cash balance of CIFC on the Closing Date, the reimbursement of certain out-of pocket costs and expenses incurred by CIFC and CIFC Parent and the first installment cash payment.  The deferred payments to CIFC Parent include the $4.6 million fair value of the deferred payments totaling $5.0 million of cash to be paid in two equal annual installments of $2.5 million, with the first payment to be made on the first anniversary of  the Closing Date and the $19.8 million estimated fair value of the future performance fees to be received by the combined company from certain CLOs currently managed by CIFC which are required to be paid to CIFC Parent under the Merger Agreement.

3.2                              To reflect the estimated fair values of intangible assets at the acquisition date. The preliminary allocations are as follows:

	Closing Date Estimated Fair Value	Closing Date Estimated Average Remaining Useful Life	Amortization Expense for the year ended December 31, 2010
	(In thousands)	(In years)	(In thousands)
Intangible asset class:
Investment management contracts	$46,400	8	$11,106
Trade name	1,250	10	125
Technology	820	2	410
Non-compete agreements	1,370	7	196
	$49,840		$11,837

The fair value of the intangible assets related to the CIFC CLO investment management contracts were determined utilizing an excess earnings approach based on the expected cash flows from the CLOs. The intangible assets related to the management contracts are amortized based on a ratio of expected discounted cash flows from the contracts over the expected remaining term of the contracts. The fair value of the intangible assets related to the CIFC trade name and technology were determined utilizing a relief from royalty method applied to expected cash flows and are amortized over their estimated remaining useful lives. The fair value of the intangible assets associated with the non-compete agreements was determined using a lost cash flows analysis and are amortized straight-line over the estimated remaining useful life. The pro forma adjustments to depreciation and amortization expense are outlined in the above table.

3.3                               To reflect the difference between purchase price consideration in excess of the estimated fair value of tangible and identified intangible net assets acquired, including goodwill. See Note 2 for further information.

3.4                               To adjust CIFC assets acquired, liabilities assumed and historical stockholder’s equity.  This includes adjustments to remove intangible assets, goodwill and contingent liabilities associated with CIFC’s acquisition of CypressTree as these assets and liabilities were revalued on the Closing Date.

3.5                               To remove amortization expense of intangible assets recorded by CIFC following the acquisition of CypressTree.

3.6                               To reflect the Company’s estimated transaction related expenses that have not been accrued. These costs are not included in the unaudited pro forma combined statement of operations because they are non-recurring. This adjustment does not include severance costs related to the expected termination of employees. The estimated issuance and registration costs of the Common Stock of $1.2 million are reflected as a reduction of additional paid-in capital.

3.7                               The Merger was a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a).  Pursuant thereto, the Merger was a nontaxable transaction and consequently the amortization of intangible assets will not be deductible for income tax purposes.  Accordingly, there is no income tax benefit arising from the amortization of the acquired intangible assets.

The Merger results in an Ownership Change of CIFC as defined in Sections 382 and 383 of the Code and the corresponding limitation on the annual amount of net operating losses (“NOLs”) available to reduce taxable income and minimum tax credits available to reduce income tax.   Additionally, the Company experienced an Ownership Change during 2010 that significantly reduced the amount of prior NOLs and net capital losses (“NCLs”) that were previously available to offset the Company’s taxable income.   The Company is re-evaluating the annual amounts that will be available to offset future taxable income as a result of the Merger.

3.8                               The below table summarizes both the adjustments to the weighted-average number of shares outstanding and the effect on the Company’s earnings per share calculation as a result of issuing the Common Stock and the dilutive impact of the grant of warrants and issuance of Convertible Notes:

Year ended
December 31, 2010
(In thousands, except
share and per share data)
Computation of pro forma earnings per share - basic:
Pro forma combined net income attributable to CIFC Deerfield Corp.	$65,818

Calculation of pro forma combined weighted-average number of shares outstanding - basic:
DFR/CN pro forma weighted-average number of shares outstanding - basic	11,359,038
Issuance of common stock	9,090,909
Weighted-average number of shares outstanding used in basic computation	20,449,947

Pro forma combined earnings per share - basic	$3.22

Computation of pro forma earnings per share - diluted:
Pro forma combined net income attributable to CIFC Deerfield Corp.	$65,818
Add back dilutive effect of convertible debt	7,398
Pro forma combined net income attributable to CIFC Deerfield Corp. after add backs	$73,216

Calculation of pro forma combined weighted-average number of shares outstanding - diluted:
DFR/CN weighted-average number of shares outstanding - diluted	15,551,537
Issuance of common stock	9,090,909
Weighted-average number of shares outstanding used in diluted computation	24,642,446

Pro forma combined earnings per share - diluted	$2.97